Exhibit 99.1

For More Information:

Brett Mass or Dave Fore
Hayden IR
(206) 395-2711
dave@haydenir.com

WidePoint Announces Completion of CEO Transition

Executive Chairman of the Board Steve Komar advises of pending retirement plans and

CFO Jim McCubbin announces resignation

McLean, VA – October 16, 2017 – WidePoint Corporation (NYSE: WYY), a leading provider of Trusted Mobility Management (TM2) specializing in Telecommunications Management and Cybersecurity solutions, today announced that it has completed its transition with Jin Kang now firmly in place and fully in charge as Chief Executive Officer and President of WidePoint Corporation.

Having achieved this goal, Steve Komar, Executive Chairman of the Board of Directors and former CEO of WidePoint Corporation will resign his Executive Chairman responsibilities effective October 31, 2017. Mr. Komar will remain as a Member of the Board of Directors for the remainder of his term, which will end in December 2017, and has advised the Board that he will then begin his long deferred retirement. Mr. Komar will not stand for re-election at the upcoming Annual Stockholders Meeting.

In addition, Jim McCubbin, Executive Vice President and CFO of WidePoint Corporation, announced his resignation effective October 31, 2017 to pursue new interests, but will remain as a consultant to assist with the transition.

Mr. Komar and Mr. McCubbin helped build and guide the Company via acquisitions and organic growth over the last twenty years. Mr. Komar initiated the “One WidePoint” branding strategy and unified the various arms of the Company into an Enterprise-focused Management Services provider. Mr. McCubbin led acquisition and financing activities and assisted the management team in its recent successful cost cutting and strategic realignment efforts.

WidePoint Chief Executive Officer and President, Jin Kang, stated, “WidePoint would like to thank both Steve and Jim for their many years of service and achievements on behalf of the Company. We wish Steve health and happiness in his retirement and wish Jim success in his new endeavors.”

About WidePoint

WidePoint Corporation (NYSE: WYY) is a leading provider of technology-based management solutions. For more information, visit www.widepoint.com.

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